Exhibit 99.1
CONTACT: ERIK G. BIRKERTS
VP Strategy & Corporate
Communications
(920) 482-1924
Victoria Paris
FD Ashton Partners
(312) 553-6715
Orion Energy Systems, Inc. Reports Record Results for Fiscal Year Ended March 31, 2008
Orion Delivers Annual Revenue Growth of 67% and Earnings per Diluted Share of $0.19
PLYMOUTH, WI, May 14, 2008 — Orion Energy Systems, Inc. (NASDAQ: OESX), a leading provider of energy management systems to the commercial and industrial sectors, today announced financial results for the fourth quarter and fiscal year ended March 31, 2008.
Orion ended its fiscal year with record results, with revenues increasing 67% to $80.7 million versus $48.2 million in fiscal 2007. Net income increased by $3.5 million to $4.4 million compared to $929,000 in fiscal 2007. Earnings per diluted share were $0.19 versus $0.05 in fiscal 2007, an increase of 280%.
“The demand for Orion’s end-use energy efficiency solutions is clearly reflected in our strong top-line growth during fiscal 2008. While we have made great strides in the last year, we have significant runway for continued improvements through solid sales execution and increased operational efficiencies,” commented Neal Verfuerth, CEO of Orion Energy Systems. “Heading into fiscal 2009, we believe that our leading technology, proven return on investment, and track record of performance by our sales and implementation team position us to achieve our 50% annual revenue growth target.”
Fiscal 2008 Fourth Quarter Results
Revenue. Total revenue for the fourth quarter of fiscal 2008 increased 55% to $22.3 million versus $14.3 million for the fiscal 2007 fourth quarter.
Gross Profit. Gross profit for the fourth quarter of fiscal 2008 increased 72.9% to $8.0 million compared to $4.7 million for the fiscal 2007 fourth quarter.
Operating Expenses. Total operating expenses for the fiscal 2008 fourth quarter were $6.5 million compared to $4.1 million for the fiscal 2007 fourth quarter.
Income from Operations. Operating income increased 190% to $1.6 million for the fiscal 2008 fourth quarter versus $0.5 million for the fiscal 2007 fourth quarter.
Net Income. Net income was $1.5 million for the fiscal 2008 fourth quarter compared to $0.4 million for the fiscal 2007 fourth quarter. Earnings per diluted share were $0.05 for the fiscal 2008 fourth quarter versus $0.01 for the fiscal 2007 fourth quarter.
Fiscal 2008 Year-End Results
Revenue. Total revenue for fiscal 2008 increased 67% to $80.7 million compared to $48.2 million for the year ended March 31, 2007.
Gross Profit. Fiscal 2008 gross profit was $28.2 million, an increase of 79.8% compared to $15.7 million for the year ended March 31, 2007. Gross profit margins increased to 35.0% from 32.6% in fiscal 2007.

Operating Expenses. Total operating expenses were $20.9 million for fiscal 2008 versus $13.7 for the year ended March 31, 2007. Operating expenses increased 52% year over year.
Income from Operations. Income from operations for fiscal 2008 increased 269% to $7.4 million compared to $2.0 million for the year ended March 31, 2007.
Net Income. Net income increased 375% to $4.4 million for fiscal 2008 compared to $0.9 million for fiscal 2007. Earnings per diluted share for fiscal 2008 were $0.19, which favorably compared to $0.05 for the year ended March 31, 2007.
Cash. As of March 31, 2008, Orion had cash and cash equivalents totaling $78.3 million, an increase of $78.0 million since March 31, 2007, primarily due to Orion’s initial public offering in December 2007.
Business Highlights
•	Deployed energy management systems in 957 facilities in fiscal 2008, bringing Orion’s installed base to 3,655 facilities.
•	Further improved the efficiency and effectiveness of Orion’s sales force through deployment of advanced technologies and innovative sales management processes.
•	Increased the ratio of revenue per salesperson to $1.7 million in fiscal 2008 from $1.1 million in fiscal 2007, while concurrently reducing sales and marketing expense as a percentage of revenue to 10.9% in fiscal 2008 from 13.4% in fiscal 2007.
•	Launched grass roots marketing campaign aimed at building out our wholesale channel network.
•	Completed manufacturing plant upgrades and reconfiguration, which will support a significant increase in Orion’s revenue run rate with modest additional capital expenditures.
•	New customer additions in fiscal 2008 resulted in $34 million in annual saved energy costs and an annual reduction in indirect CO2 emissions from energy savings by 306,000 tons. Since December 2001, the Company has benefited its customers and the environment as follows:

Cumulative From December 1, 2001
Through March 31, 2008
High intensity fluorescent (HIF) systems sold	1,133,000
Total units sold (including HIF)	1,465,000
Customer kilowatt demand reduction	334,000
Customer kilowatt hours saved	4,563,331,000
Customer electricity costs saved	$351,376,000
Indirect carbon dioxide emission reductions from customers’ energy savings (tons)	4,449,000
Square footage retrofitted	586,763,000
Conference Call
Orion will host a conference call on Wednesday, May 14, at 5:30 p.m. Eastern (4:30 p.m. Central/2:30 p.m. Pacific) to discuss details regarding its fiscal 2008 fourth quarter and year-end performance. Domestic callers may access the earnings conference call by dialing 877-681-3374 (International callers, dial 719-325-4943). Investors and other interested parties may also go to the Investor Relations section of Orion’s website at http://investor.oriones.com/events.cfm for a live webcast of the conference call. To ensure a timely connection, it is recommended that users register at least 15 minutes prior to the scheduled webcast.

Orion Energy Systems, Inc. (Nasdaq: OESX) is a leading power technology enterprise that designs, manufactures and implements energy management systems, consisting primarily of high-performance, energy efficient lighting systems and controls and related services, for commercial and industrial customers without compromising their quantity or quality of light.
Safe Harbor Statement
Certain matters discussed in this press release are “forward-looking statements” intended to qualify for the safe harbors from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements may generally be identified as such because the context of such statements will include words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. Such forward-looking statements are subject to certain risks and uncertainties that could cause results to differ materially from those expected, including, but not limited to, the following: (i) Orion’s ability to compete in a highly competitive market and its ability to respond successfully to market competition; (ii) the market acceptance of Orion’s products and services; (iii) price fluctuations, shortages or interruptions of component supplies and raw materials used to manufacture Orion’s products; (iv) loss of one or more key customers or suppliers; (v) a reduction in the price of electricity; (vi) the cost to comply with, and the effects of, any current and future government regulations, laws and policies; (vii) increased competition from government subsidiaries and utility incentive programs; (viii) dependence on customers’ capital budgets for sales of products and services; (ix) Orion’s ability to effectively manage its anticipated growth; and (x) potential warranty claims. Shareholders, potential investors and other readers are urged to consider these factors carefully in evaluating the forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements made herein are made only as of the date of this press release and Orion undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. More detailed information about factors that may affect our performance may be found in our filings with the Securities and Exchange Commission, which are available at http://www.sec.gov or at http://www.oriones.com in the Investor Relations section of our website.
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ORION ENERGY SYSTEMS, INC. AND SUBSIDIARIES
SELECTED FINANCIAL INFORMATION
(in thousands, except share and per share amounts)
Condensed Consolidated Statements of Operations
For the Three Months and Fiscal Years ended March 31, 2007 and 2008
(unaudited)

	Three months ended		Fiscal year ended
	March 31,		March 31,
	2007	2008	2007	2008
Revenue	$14,309	$22,250	$48,183	$80,687
Cost of revenue	9,654	14,203	32,487	52,462

Gross profit	4,655	8,047	15,696	28,225
Operating expenses:
General and administrative	1,943	3,434	6,162	10,200
Sales and marketing	1,782	2,523	6,459	8,832
Research and development	381	498	1,078	1,832

Total operating expenses	4,106	6,455	13,699	20,864

Income from operations	549	1,592	1,997	7,361
Other income (expense):
Interest expense	(270)	(118)	(1,044)	(1,390)
Dividend and interest income	173	709	201	1,189

Total other income (expense)	(97)	591	(843)	(201)

Income before income tax	452	2,183	1,154	7,160
Income tax expense	88	727	225	2,750

Net income	364	1,456	929	4,410
Accretion of redeemable preferred stock and preferred stock dividends	(76)	—	(201)	(225)
Conversion of preferred stock	(83)	—	(83)	—
Participation rights of preferred stock in undistributed earnings	(71)	—	(205)	(775)

Net income attributable to common shareholders	$134	$1,456	$440	$3,410

Basic net income per share attributable to common shareholders	$0.01	$0.05	$0.05	$0.22
Weighted-average common shares outstanding	9,247,666	26,952,215	9,080,461	15,548,189
Diluted net income per share attributable to common shareholders	$0.01	$0.05	$0.05	$0.19
Weighted-average common shares and share equivalents outstanding	16,997,070	30,070,210	16,432,647	23,453,803

Supplemental information:
FAS 123R compensation expense
Cost of revenue	$13	$54	$24	$122
General and administrative	69	287	154	852
Sales and marketing	77	108	153	375
Research and development	19	13	32	42

Total	$178	$462	$363	$1,391

Cash incentive compensation related to completion of initial public offering included in general and administrative expenses	$—	$—	$—	$742

Condensed Consolidated Balance Sheets
As of March 31, 2007 and March 31, 2008 (unaudited)

	March 31, 2007	March 31, 2008
Cash and cash equivalents	$285	$78,312
Current assets	22,619	116,896
Property and equipment, net	7,588	11,539
Total assets	33,583	130,072
Current liabilities	8,539	12,606
Long term debt	10,603	4,473
Total temporary equity and shareholders’ equity	14,308	113,190
Condensed Consolidated Statements of Cash Flows
For the fiscal years ended March 31, 2007 and 2008
(unaudited)

	Fiscal year ended March 31,
	2007	2008
Cash used in operating activities	$(6,234)	$(1,362)
Cash used in investing activities	(969)	(7,437)
Cash provided by financing activities	6,399	86,826
Net increase (decrease) in cash and cash equivalents	(804)	78,027

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